Filed Pursuant to

Rule 424(b)(3)

File No. 333-118805

PROSPECTUS SUPPLEMENT NO. 4 TO

PROSPECTUS DATED NOVEMBER 19, 2004

$150,000,000

CV Therapeutics, Inc.

2¾% Senior Subordinated Convertible Notes due 2012

This Prospectus Supplement supersedes and replaces the section entitled “Selling Securityholders” contained in the prospectus of CV Therapeutics, Inc. dated November 19, 2004, and relates to the potential sale from time to time by the selling securityholders identified in this prospectus supplement of up to $150,000,000 aggregate principal amount of our 2¾ Senior Subordinated Convertible Notes due 2012 and our shares of common stock issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus dated November 19, 2004.

Investing in the notes and our common stock involves risk. See “Risk Factors” beginning on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 10, 2005.

Page
PROSPECTUS SUPPLEMENT

Selling Securityholders	S-1

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by the initial purchasers of the notes in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers in reliance on Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock issuable upon conversion of the notes.

The following table sets forth information, as of January 7, 2005, with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be resold pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or the common stock issuable upon conversion of the notes. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information to us regarding their notes in transactions exempt from the registration requirements of the Securities Act, and accordingly the aggregate principal amount of the notes listed in the table may exceed $150 million. The percentage of outstanding notes beneficially owned by each selling securityholder is based on $150 million aggregate principal amount of notes outstanding. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of the notes. The percentage of outstanding common stock beneficially owned by each selling securityholder is based on 34,634,727 shares of common stock outstanding on January 6, 2005. The number of shares of common stock issuable upon conversion of the notes registered pursuant to this prospectus is based on a conversion rate of 56.5475 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share.

Name	Principal Amount of Notes Beneficially Owned and Offered for Resale Under This Prospectus	Percentage of Outstanding Notes Beneficially Owned and Offered for Resale Under This Prospectus	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering (2)	Conversion Shares Being Offered for Resale Under This Prospectus (3)
Alexandra Global Master Fund, Ltd.	$5,000,000	3.3%	282,737	*	282,737
AM Master Fund I, L.P.	$1,540,000	1.0%	87,083	*	87,083
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$5,590,000	3.7%	450,610	1.3%	316,100
Argent Classic Convertible Arbitrage Fund II, L.P.	$180,000	*	10,178	*	10,178
Argent Classic Convertible Arbitrage Fund L.P.	$850,000	*	48,065	*	48,065
Argent LowLev Convertible Arbitrage Fund LLC	$0	*	—	*	—
Argent LowLev Convertible Arbitrage Fund II, LLC	$0	*	—	*	—
Argent LowLev Convertible Arbitrage Fund Ltd.	$0	*	—	*	—
Arkansas PERS	$635,000	*	35,907	*	35,907
Artisteia International Ltd. ††	$8,200,000	5.5%	463,689	*	463,689
Artisteia Trading LLC †	$1,800,000	1.2%	101,785	*	101,785
AstraZeneca Holdings Pension	$190,000	*	10,744	*	10,744
Boilermakers Blacksmith Pension Trust	$800,000	*	45,238	*	45,238

Name	Principal Amount of Notes Beneficially Owned and Offered for Resale Under This Prospectus	Percentage of Outstanding Notes Beneficially Owned and Offered for Resale Under This Prospectus	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering (2)	Conversion Shares Being Offered for Resale Under This Prospectus (3)
Castlerigg Master Investments Ltd.	$2,000,000	1.3%	113,095	*	113,095
CIBC World Markets †	$2,750,000	1.8%	155,505	*	155,505
Class C Trading Company, Ltd.	$0	*	—	*	—
CNH CA Master Account, L.P.	$1,500,000	1.0%	84,821	*	84,821
Credit Suisse First Boston Europe LTD ††	$20,000	*	1,130	*	1,130
Chrysler Corporation Master Retirement Trust ††(4)	$820,000	*	46,368	*	46,368
Custom Investments PCC, Ltd.	$0	*	—	*	—
Delaware PERS	$365,000	*	20,639	*	20,639
DKR SoundShore Strategic Holding Fund Ltd.	$2,000,000	1.3%	113,095	*	113,095
F.M. Kirby Foundation, Inc. ††(4)	$0	*	—	*	—
Froley Revy Investment Convertible Security Fund	$50,000	*	2,827	*	2,827
GLG Market Neutral Fund	$18,500,000	12.3%	1,098,671	3.1%	1,046,128
Geode U.S. Convertible Arbitrage Fund, aggregated account of Geode Capital Master Fund, Ltd.	$2,000,000	1.3%	113,095	*	113,095
Grace Convertible Arbitrage Fund, Ltd.	$5,000,000	3.3%	282,737	*	282,737
HFR CA Global Select Master Trust Account	$0	*	—	*	—
High Bridge International LLC ††	$17,000,000	11.3%	1,034,867	2.9%	961,307
ICI American Holdings Trust	$140,000	*	7,916	*	7,916
Institutional Benchmark Management Fund	$240,000	*	13,571	*	13,571
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust ††(4)	$55,000	*	3,110	*	3,110
International Truck & Engine Corporation Retiree Health Benefit Trust ††(4)	$15,000	*	848	*	848
JMG Capital Partners, LP	$950,000	*	53,720	*	53,720
JMG Triton Offshore Fund, LTD	$550,000	*	31,101	*	31,101
KBC Financial Products USA Inc. †	$4,200,000	2.8%	237,499	*	237,499
LDG Limited	$106,000	*	5,994	*	5,994
Lexington Vantage Fund	$23,000	*	1,300	*	1,300
Lionhart Aurora Fund Ltd.	$150,000	*	8,482	*	8,482
Lionhart Global Appreciation Fund Ltd.	$775,000	*	43,824	*	43,824
Lionhart Titan Fund Ltd.	$75,000	*	4,241	*	4,241
Louisiana CCRF	$75,000	*	4,241	*	4,241
Lyxor/AM Investment Fund Ltd.	$340,000	*	19,226	*	19,226

Name	Principal Amount of Notes Beneficially Owned and Offered for Resale Under This Prospectus	Percentage of Outstanding Notes Beneficially Owned and Offered for Resale Under This Prospectus	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering (2)	Conversion Shares Being Offered for Resale Under This Prospectus (3)
Lyxor Master Fund Ref:
Argent/LowLev CB	$0	*	—	*	—
MSS Convertible Arbitrage I	$6,000	*	339	*	339
National Bank of Canada ††	$3,500,000	2.3%	197,916	*	197,916
Nuveen Preferred & Convertible Fund JQC	$3,075,000	2.1%	173,883	*	173,883
Nuveen Preferred & Convertible Income Fund JPC	$2,300,000	1.5%	130,059	*	130,059
OCLC Online Computer Library Center Inc.	$20,000	*	1,130	*	1,130
OCM Convertible Trust ††(4)	$105,000	*	5,937	*	5,937
OCM Global Convertible Securities Fund ††(4)	$15,000	*	848	*	848
Partner Reinsurance Company Ltd. ††(4)	$0	*	—	*	—
Partners Group Alternative Strategies PCC Ltd.	$0	*	—	*	—
Piper Jafray & Co.	$5,000,000	3.3%	282,737	*	282,737
Prudential Insurance Co. of America ††	$35,000	*	1,979	*	1,979
Quattro Fund Ltd.	$5,400,000	3.6%	305,356	*	305,356
Quattro Multistrategy Master Fund L.P.	$360,000	*	20,357	*	20,357
Qwest Occupational Health Trust ††(4)	$20,000	*	1,130	*	1,130
R2 Investments LDC ††	$200,000	*	11,309	*	11,309
Radcliff SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$0	*	—	*	—
Silver Convertible Arbitrage Fund, LDC	$0	*	—	*	—
Southern Farm Bureau Life Insurance	$310,000	*	17,529	*	17,529
Sphinx Convertible Arb Fund SPC	$250,000	*	14,136	*	14,136
Sphinx Fund	$126,000	*	7,124	*	7,124
State Employees’ Retirement Fund of the State of Delaware ††(4)	$200,000	*	11,309	*	11,309
State of Oregon/Equity	$1,900,000	1.3%	107,440	*	107,440
Sunrise Partners Limited Partnership ††	$7,000,000	4.7%	395,832	1.1%	395,832
Syngenta AG	$105,000	*	5,937	*	5,937
TQA Master Fund, Ltd.	$1,063,000	*	60,109	*	60,109
TQA Master Plus Fund, Ltd.	$1,589,000	1.1%	89,853	*	89,853
Tenor Opportunity Master Fund Ltd. ††	$3,500,000	2.3%	197,916	*	197,916
Tribeca Global Investments L.T.D.	$14,000,000	9.3%	791,665	*	791,665
Tribeca Investments L.T.D.	$12,000,000	8.0%	678,570	*	678,570
UnumProvident Corporation ††(4)	$65,000	*	3,675	*	3,675

Name	Principal Amount of Notes Beneficially Owned and Offered for Resale Under This Prospectus	Percentage of Outstanding Notes Beneficially Owned and Offered for Resale Under This Prospectus	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering (2)	Conversion Shares Being Offered for Resale Under This Prospectus (3)
Vanguard Convertible Securities Fund, Inc. ††(4)	$1,970,000	1.3%	205,975	*	111,398
Vicis Capital Master Fund	$2,400,000	1.6%	135,714	*	135,714
Vicis Capital, L.P. ††	$2,400,000	1.6%	135,714	*	135,714
Wachovia Capital Markets LLC †, ††	$6,500,000	4.3%	367,558	1.1%	367,558
Wachovia Securities International Ltd. †, ††	$2,000,000	1.3%	113,095	*	113,095
Xavex Convertible Arbitrage 10 Fund	$310,000	*	17,529	*	17,529
Xavex Convertible Arbitrage 2 Fund	$0	*	14,712	*	—
Xavex Convertible Arbitrage 7 Fund	$396,000	*	22,392	*	22,392
Zurich Institutional Benchmarks Master Fund Ltd.	$214,000	*	12,101	*	12,101
Any other holder of the notes or future transferee, pledgee, donee or successor of any holder (5)	—	*	—	*	—

Total	$150,000,000	100.0%	8,851,997	20.4%	8,482,095

*	Less than one percent of the notes or common stock outstanding, as applicable.

†	Selling stockholder is a broker-dealer, and may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act.

††	Selling stockholder is an affiliate of a broker-dealer. The selling stockholder received the notes in the ordinary course of business and to our knowledge has not agreed, directly or indirectly, to engage in a distribution of the notes.

(1)	Includes shares of common stock issuable upon conversion of (a) the notes, assuming a conversion rate of 56.5475 shares of common stock per $1,000 principal amount of such notes and a cash payment in lieu of any fractional share, (b) the company’s 2.0% senior subordinated convertible debentures due May 16, 2023, assuming a conversion rate of 21.0172 shares of common stock per $1,000 principal amount of such debentures and a cash payment in lieu of any fractional share and (c) the company’s 4.75% convertible subordinated note due March 7, 2007, assuming a conversion rate of 15.6642 shares of common stock per $1,000 principal amount of such notes and a cash payment in lieu of any fractional share. The conversion rates are subject to adjustment. Numbers in this column do not add up to Total due to cash payments in lieu of fractional shares.

(2)	Calculated based on Rule 13d-3(d)(1)(i) under the Securities Exchange Act using 34,634,727 shares of common stock outstanding on January 6, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes and other convertible securities of the company. However, we did not assume the conversion of any other holder’s notes or other convertible securities of the company.

(3)	Includes shares of common stock issuable upon conversion of the notes, assuming a conversion rate of 56.5475 shares of common stock per $1,000 principal amount of such notes and a cash payment in lieu of any fractional share.

(4)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager of Selling Securityholder with respect to the aggregate principal amount of Registrable Securities set forth next to Selling Securityholder’s name. It does not own any equity interest in Selling Securityholder but has voting and dispositive power over the aggregate principal amount of Registrable Securities set forth next to Selling Securityholder’s name. Lawrence Keele is a principal of Oaktree and is the portfolio manager for Selling Securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the Registrable Securities held by Selling Securityholder, except for their pecuniary interest therein. Oaktree, the investment manager of Selling Securityholder, has an affiliate that is a broker-dealer.

(5)	We will identify additional selling securityholders, if any, by prospectus supplements or post-effective amendments before they offer or sell their securities pursuant to this prospectus.

Information concerning other selling securityholders will be set forth in prospectus supplements or post-effective amendments from time to time, if required. Information concerning the securityholders may change from time to time and any changed information will be set forth in prospectus supplements or post-effective amendments if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.

The initial purchasers purchased all of the notes from us in a private transaction in May and June 2004. All of the notes were restricted securities under the Securities Act prior to this registration.